                           Exhibit 99-B.10

                   CONSENT OF INDEPENDENT AUDITORS

The Board of Directors of Aetna Life Insurance and Annuity Company and Contract Owners of Variable Annuity Account C:

We consent to the use of our report dated February 2, 2001, relating to the financial statements of Variable Annuity Account C and our report dated March 27, 2001, relating to the consolidated financial statements of Aetna Life Insurance and Annuity Company, which are included in this Post-Effective Amendment No. 27 to Registration Statement (File No. 33-75962) on Form N-4 and to the references to our firm under the headings "Condensed Financial Information" in the prospectus and "Independent Auditors" in the statement of additional information.

Hartford, Connecticut                                          /s/ KPMG LLP
April 10, 2001